Exhibit 10(e)(21)

Annual Performance Incentive Plan for 2009 (“2009 APIP”)

Under the 2009 APIP, executive officers of the Company are eligible to receive performance related cash payments. Payments are, in general, only made if performance objectives established by the Compensation Committee of the Board of Directors (the “Committee”) are met.

In consideration of the challenging and unpredictable economy, we have prioritized core cash flow and earnings per share. 2009 APIP performance measures and targets have been set for the first half of the year only, and separate performance measures and targets for the second half of the year are expected to be finalized and approved in July, with each six-month period of APIP performance being calculated separately.

The Committee approved incentive opportunities for the first half of 2009, expressed as a percentage of base salary for each participating officer. Certain additional goals were established for some officers based on business unit goals. The Committee also established overall base, threshold, target and maximum measures of performance for the first half of 2009 APIP. The performance measures and weightings for the first half of 2009 are core cash flow from operations (65%) and earnings per share (35%).

Individual payments will be subject to the review and approval of the Committee following the completion of the first half of 2009.